EXHIBIT 99.1

Contact:
Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@firstbank-va.com	sbell@firstbank-va.com

News Release

April 25, 2008

FIRST NATIONAL CORPORATION REPORTS INCREASE IN FIRST QUARTER EARNINGS

Strasburg, Virginia (April 25, 2008) --- First National Corporation (OTCBB: FXNC) reported a 1% increase in net income for the first quarter of 2008 compared to the same period in 2007. Net income totaled $1.42 million, or $0.49 per basic and diluted share, for the first quarter of 2008 compared to $1.40 million, or $0.48 per basic and diluted share, for the first quarter of 2007. Harry S. Smith, President and CEO, stated “We are pleased to report improved earnings for the first quarter after increasing the reserve for loan losses and managing through significant cuts in market rates. The net interest margin remained stable compared to the quarter ended December 31, 2007. The slowing economy continued to impact asset quality as nonperforming assets increased; however, we remain confident about the overall quality of the loan portfolio.  In this economic environment we continue to focus on asset quality and remaining diligent in the deployment of capital.”

Earnings improved slightly in the first quarter of 2008 compared to the same period in 2007 due to an 8% increase in net interest income and a 16% increase in noninterest income, substantially offset by an 8% increase in noninterest expense and an increase in the provision for loan losses. Return on assets and return on equity were 1.06% and 14.65%, respectively, for the first quarter of 2008 compared to 1.09% and 17.18% for the same quarter in 2007. Total assets increased $11.3 million or 2% during the last twelve months to $535.5 million at March 31, 2008 compared to $524.2 million one year ago. In addition, the Company’s trust and investment advisory group had assets under management of $192.1 million at March 31, 2008.

Net interest income increased 8% to $4.7 million for the first quarter of 2008 compared to $4.3 million for the same quarter of 2007. This increase was a result of an 11 basis point increase in the net interest margin and a $17.4 million increase in average interest-earning assets when comparing the two periods. The improvement in the margin was due to the decrease in costs of interest-bearing liabilities that exceeded the decrease in the yield on interest-earning assets. These decreases resulted from lower market rates during the first quarter of 2008 compared to the same period in 2007.

Noninterest income increased 16% to $1.5 million for the first quarter of 2008, compared to $1.3 million for the same quarter of 2007. Service charge income increased 13% to $698 thousand for the first quarter of 2008, compared to $619 thousand for the same period in 2007 primarily due to an increase in overdraft fee income. Fees for other customer services increased 16% to $667 thousand for the first quarter of 2008, compared to $576 thousand for the same period in 2007. This increase resulted from an increase in brokerage fees, ATM fees and check card fees. Noninterest expense increased 8% to $3.8 million for the first quarter of 2008 compared to $3.5 million for the same period in 2007. The majority of the increase was from a 13% increase in salaries and employee benefit expense which was primarily due to an 11% increase in the number of full-time equivalent employees, comparing March 31, 2008 to March 31, 2007. New positions added over the last twelve months included customer service and support employees and an additional investment advisor.

Net charge-offs were $4 thousand for the first quarter of 2008, compared to $16 thousand for the first quarter of 2007. Non-performing assets increased to $8.5 million from $1.0 million when comparing the same periods. An increase in non-performing assets and worsening economic conditions resulted in a loan loss provision of $270 thousand in the first quarter of 2008 compared to no provision for the same period in 2007. The allowance for loan losses totaled $4.5 million or 1.00% of total loans at March 31, 2008, compared to $4.0 million or 0.92% of total loans at March 31, 2007.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2007, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended
Income Statement	March 31, 2008	March 31, 2007
Interest and dividend income
Interest and fees on loans	$ 7,718	$ 7,953
Interest on federal funds sold	6	14
Interest on deposits in banks	18	25
Interest and dividends on securities available for sale:
Taxable interest	515	535
Tax-exempt interest	133	115
Dividends	50	47
Total interest and dividend income	$ 8,440	$ 8,689

Interest expense
Interest on deposits	$ 3,033	$ 3,542
Interest on federal funds purchased	19	39
Interest on company obligated mandatorily redeemable capital securities	223	236
Interest on other borrowings	513	550
Total interest expense	$ 3,788	$ 4,367

Net interest income	$ 4,652	$ 4,322
Provision for loan losses	270	-
Net interest income after provision for loan losses	$ 4,382	$ 4,322

Noninterest income
Service charges	$ 698	$ 619
Fees for other customer services	667	576
Gains on sale of loans	37	73
Other operating income	98	22
Total noninterest income	$ 1,500	$ 1,290

Noninterest expense
Salaries and employee benefits	$ 2,103	$ 1,866
Occupancy	250	246
Equipment	347	318
Other operating expense	1,117	1,109
Total noninterest expense	$ 3,817	$ 3,539

Income before income taxes	$ 2,065	$ 2,073
Provision for income taxes	650	670
Net income	$ 1,415	$ 1,403

Share and Per Share Data
Net income, basic and diluted	$ 0.49	$ 0.48
Shares outstanding at period end	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,910,473	2,904,044
Book value at period end	$ 13.47	$ 11.52
Cash dividends	$ 0.14	$ 0.13

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended
	March 31, 2008	March 31, 2007
Key Performance Ratios
Return on average assets	1.06%	1.09%
Return on average equity	14.65%	17.18%
Net interest margin	3.74%	3.63%
Efficiency ratio (1)	61.25%	62.27%

Asset Quality
Loan charge-offs	$ 77	$ 72
Loan recoveries	73	56
Net charge-offs (recoveries)	4	16
Nonaccrual loans	1,472	566
Nonperforming assets	8,477	985
Repossessed assets	33	33

Average Balances
Average assets	$ 538,923	$ 520,569
Average earning assets	508,896	491,506
Average shareholders’ equity	38,853	33,131
	(unaudited)
	March 31, 2008	March 31, 2007
Capital Ratios
Tier 1 capital	$ 48,631	$ 47,054
Total capital	53,104	51,015
Total capital to risk-weighted assets	11.47%	11.85%
Tier 1 capital to risk-weighted assets	10.50%	10.93%
Leverage ratio	9.02%	9.04%

Balance Sheet
Cash and due from banks	$ 8,950	$ 7,933
Interest-bearing deposits in banks	2,063	1,862
Federal funds sold	-	4,271
Securities available for sale, at fair value	57,017	61,083
Loans held for sale	678	104
Loans, net of allowance for loan losses	440,076	424,562
Premises and equipment, net	20,470	18,309
Interest receivable	2,271	1,991
Other assets	4,010	4,104
Total assets	$ 535,535	$ 524,219

Noninterest-bearing demand deposits	$ 83,637	$ 81,368
Savings and interest-bearing demand deposits	172,970	183,696
Time deposits	183,421	169,752
Total deposits	$ 440,028	$ 434,816
Federal funds purchased	3,261	-
Other borrowings	40,532	40,721
Company obligated mandatorily redeemable capital securities	9,279	12,372
Accrued expenses and other liabilities	3,060	2,642
Total liabilities	$ 496,160	$ 490,551

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	March 31, 2008	March 31, 2007
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,453	1,465
Retained earnings	34,319	30,130
Unearned ESOP shares	(352)	(522)
Accumulated other comprehensive loss, net	302	(1,058)
Total shareholders’ equity	$ 39,375	$ 33,668

Total liabilities and shareholders’ equity	$ 535,535	$ 524,219

Loan Data
Mortgage loans on real estate:
Construction	$ 72,062	$ 63,957
Secured by farm land	1,765	1,763
Secured by 1-4 family residential	106,481	108,944
Other real estate loans	191,003	174,245
Loans to farmers (except those secured by real estate)	2,108	1,969
Commercial and industrial loans (except those secured by real estate)	53,052	50,139
Consumer installment loans	17,294	22,389
Deposit overdrafts	188	323
All other loans	596	4,795
Total loans	$ 444,549	$ 428,524
Allowance for loan losses	4,473	3,962
Loans, net	$ 440,076	$ 424,562

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2008 and 2007 was 34%.  Net interest income on a tax equivalent basis was $4,732 and $4,393 for the three months ended March 31, 2008 and 2007, respectively. Noninterest income excluding securities gains and losses was $1,500 and $1,290 for the three months ended March 31, 2008 and 2007, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.